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                                   EXHIBIT 8


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                           FORM OF FEDERAL TAX OPINION
                                    ON MERGER



(202) 274-2000


March ___,2006


Board of Directors
First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, Illinois  62025

Board of Directors
First Clover Leaf Financial Corp.
300 St. Louis Street
Edwardsville, Illinois  62025

Board of Directors
Clover Leaf Financial Corp.
6814 Goshen Road
Edwardsville, Illinois 62025


        RE: FEDERAL TAX CONSEQUENCES OF THE MERGER OF CLOVER LEAF FINANCIAL CORP. WITH AND INTO FIRST CLOVER LEAF FINANCIAL CORP.

Ladies and Gentlemen:

        You have requested an opinion as to the federal income tax consequences of the following proposed transactions, pursuant to the Agreement and Plan of Reorganization by and between First Federal Financial Services, MHC, a federal mutual holding company ("FFFS MHC"), First Federal Financial Services, Inc., a federal stock corporation ("FFFS"), First Clover Leaf Financial Corp., a Maryland stock holding corporation ("First Clover Leaf Financial"), First Federal Savings & Loan Association of Edwardsville, a federally chartered stock savings association ("First Federal"), and Clover Leaf Financial Corp., a Delaware corporation ("CLFC") and Clover Leaf Bank, an Illinois bank ("CLB") (the Agreement and Plan of Reorganization shall be referred to as the "Merger Agreement"): (i) CLFC will merge with and into First Clover Leaf Financial, or a to-be-formed subsidiary of First Clover Leaf Financial, with First Clover Leaf Financial (or the subsidiary) as the resulting or surviving corporation (the "Merger"); and (ii) the separate existence of CLFC will cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of

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Boards of Directors
First Federal Financial, Inc.
First Clover Leaf Financial, Inc.
Clover Leaf Financial Corp.
March ____, 2006
Page 2

CLFC will be vested in and assumed by First Clover Leaf Financial. As part of the Merger, each share of CLFC common stock will be converted into the right to receive the merger consideration pursuant to the Merger Agreement. Immediately after the Merger, CLB will merge with and into First Federal, with First Federal as the resulting institution to be renamed First Clover Leaf Bank ("Bank Merger"). This letter does not address the state and local tax consequences of the transactions. The terms used but not defined herein, whether capitalized or not, shall have the same meaning as in the Merger Agreement.

        For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of FFFS MHC, FFFS and First Federal and the consents of CLFC and CLB upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified).

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

                                     OPINION

        Based solely upon the above-referenced representations and information and assuming the transactions occur in accordance with the Merger Agreement, the Merger, and Bank Merger (and taking into consideration the limitations at the end of this opinion), it is our opinion that under current federal income tax law:

        (A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

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Boards of Directors
First Federal Financial, Inc.
First Clover Leaf Financial, Inc.
Clover Leaf Financial Corp.
March ____, 2006
Page 3

        (B) None of the Conversion, the Exchange Offer, or the Bank Merger will adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code.

        (C) No gain or loss will be recognized by FFFS, First Clover Leaf Financial, First Federal, CLFC or CLB by reason of the Merger;

        (D) The exchange of CLFC Common Stock to the extent exchanged for First Clover Leaf Financial Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of CLFC;

        (E) The basis of the First Clover Leaf Financial Common Stock to be received (including any fractional shares deemed received for tax purposes) by a CLFC shareholder will be the same as the basis of the CLFC Common Stock surrendered pursuant to the Merger in exchange therefore, increased by any gain recognized by such CLFC shareholder as a result of the Merger and decreased by any cash received by such CLFC shareholder in the Merger; and

        (F) The holding period of the shares of First Clover Leaf Financial Common Stock to be received by a shareholder of CLFC will include the period during which the shareholder held the shares of CLFC Common Stock surrendered in exchange therefore, provided the CLFC Common Stock surrendered is held as a capital asset at the Effective Time.

                                      ****

        No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views.

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Boards of Directors
First Federal Financial, Inc.
First Clover Leaf Financial, Inc.
Clover Leaf Financial Corp.
March ____, 2006
Page 4


                                     CONSENT

        We hereby consent to the filing of the opinion as an exhibit to First Clover Leaf Financial's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Joint Proxy Statement/Prospectus contained in FFFS MHC's Application for Approval of Conversion on Form AC as filed with the Office of Thrift Supervision and the Form S-4 under the captions "The Merger and the Merger Agreement--Material Federal Income Tax Consequences of the Merger" and "Legal Matters."

                                              Sincerely,


                                              ----------------------------------
                                              LUSE GORMAN POMERENK & SCHICK,
                                              A Professional Corporation